Exhibit 99.1

FOR IMMEDIATE RELEASE

ESSEX RENTAL CORP. REPORTS THIRD QUARTER 2012 RESULTS

Adjusted EBITDA before non-cash compensation and non-recurring expenses for the quarter increased by 76.5% and 20.4% compared to the quarters ended September 30, 2011 and June 30, 2012, respectively.

BUFFALO GROVE, IL – November 8, 2012 – Essex Rental Corp. (Nasdaq: ESSX) ("Essex") today announced its unaudited consolidated results for the three months ended September 30, 2012.

Third Quarter 2012 Highlights

•	Equipment rental revenue was $12.6 million for the three months ended September 30, 2012, a 17.6% increase from $10.7 million for the three months ended September 30, 2011 and a 13.1% increase from $11.1 million for the three months ended June 30, 2012;
•	Total gross profit was $6.4 million for the three months ended September 30, 2012, a 76.8% increase from $3.6 million for the three months ended September 30, 2011 and a 19.4% increase from $5.3 million for the three months ended June 30, 2012;
•	Adjusted EBITDA before non-cash compensation and non-recurring expenses for the three months ended September 30, 2012 increased to $5.2 million as compared to $3.0 million and $4.3 million for the three month periods ended September 30, 2011 and June 30, 2012, respectively;
•	Average monthly crawler crane rental rate was $17,560 for the three months ended September 30, 2012; an increase of $1,692 or 10.7% compared to $15,868 for the three months ended September 30, 2011. On a sequential quarterly basis, average monthly crawler crane rental rate increased by $519 or 3.0% compared to $17,041 for the three month period ended June 30, 2012. Average monthly crawler crane rental rate for the three months ended September 30, 2012 was at its highest level since the first quarter of 2010;
•	Crawler crane utilization increased to 43.4% for the three months ended September 30, 2012, compared to 39.5% for the three months ended September 30, 2011 and 39.4% for the three months ended June 30, 2012;
•	Rough terrain crane utilization increased to 69.3% for the three months ended September 30, 2012, compared to 63.2% for the three months ended September 30, 2011 and 67.6% for the three months ended June 30, 2012. This marks the highest utilization rate achieved in this asset class since our acquisition of this category of assets in late 2010;
•	Heavy tower crane and elevator lift utilization increased to 54.7% for the three months ended September 30, 2012 compared to 37.5% for the three months ended September 30, 2011. The current quarter utilization rate was a marginal decline compared to the record high 55.1% achieved in the prior quarter;
•	Boom truck utilization increased to 61.9% for the three months ended September 30, 2012, compared to 60.3% for the three months ended September 30, 2011 and 43.1% for the three months ended June 30, 2012. This marks the highest utilization rate achieved in this asset class since our acquisition of this category of assets in late 2010;
•	Equipment rental segment gross profit increased 130.1% to $5.1 million for the three month period ended September 30, 2012 compared to $2.2 million for the comparable period in 2011. On a sequential quarterly basis, equipment rental segment gross profit increased 27.8% from $4.0 million for the three months ended June 30, 2012;
•	Parts & service segment gross profit increased 69.6% to $1.3 million for the three month period ended September 30, 2012 compared to $0.7 million for the comparable period in 2011;
•	Total debt has decreased by $10.2 million since December 31, 2011, due in part to the disposition of excess rental equipment at an average of 109.2% of Orderly Liquidation Value (“OLV”).

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CEO Comments

Ron Schad, President and CEO of Essex stated, “Improvements in equipment utilization, better rental pricing and the operating initiatives that we have initiated throughout 2012 are contributing to the improvement in our operating results. We believe that these results validate our decision in late 2010 to broaden our equipment portfolio to include rough terrain cranes, boom trucks and tower cranes as well as to add predictable business lines such as third party aftermarket parts and service sales. Approximately 67% of the year over year improvement in our earnings is attributable to higher utilization and rental rates, while the remainder is attributable to the operating improvements that have been implemented throughout the year.

“We are continuing to experience gradual improvement in utilization in the equipment categories where we have the majority of our capital employed. Utilization rates on our hydraulic heavy lift crawler cranes have increased sequentially in each of the last six months and in the third quarter of 2012 were in excess of 64%. The hydraulic heavy lift crawler cranes have higher dollar rental rates and account for approximately 70% of the orderly liquidation value of our crawler cranes and approximately 50% of the orderly liquidation value of the total fleet. We are now selectively increasing rental rates on this sub-category of assets. In addition, lease durations on new orders received during the past two quarters for this asset sub-category have averaged approximately 6.3 months as compared to an average expected duration of approximately 4.8 months for the same time period in 2011.

“We are also pleased with the increased predictability and profit contribution from our non-capital intensive business lines, including parts sales and service. Improvement in utilization, rental rate, non-capital intensive revenues and lease duration are our best indicators that a construction sector recovery is continuing, albeit gradually.”

Third Quarter 2012 Overview

Equipment rentals segment revenues were $18.6 million for the three months ended September 30, 2012 versus $14.4 million for the three months ended September 30, 2011. Equipment rentals segment revenues include rental, transportation, used rental equipment sales and repairs and maintenance of rental equipment. The 29.0% year-over-year increase in equipment rentals segment revenues is due to an increase in days on rent for our crawler crane, tower crane, rough terrain, and boom truck equipment and an increase in used rental equipment sales of $2.1 million. Gross margin for this segment increased by 130.1% to $5.1 million for the three months ended September 30, 2012 from $2.2 million in the comparable period in 2011.

Equipment distribution segment revenue, which includes the retail distribution of new and used equipment, but excludes the proceeds received from the sale of used rental equipment, was $1.2 million for the three months ended September 30, 2012 compared to $4.8 million for the three months ended September 30, 2011. The decline in equipment distribution revenue is due to the lower sales volume and smaller size of transactions consummated in the current period.

Parts and service segment revenue increased 5.4% to $4.3 million for the three months ended September 30, 2012 as compared to $4.1 million for the three months ended September 30, 2011. We continue to achieve improved profitability as compared to historical performance. Gross profit margin increased to 29.2% for the three months ended September 30, 2012 compared to 18.2% in the comparable period in 2011.

Total gross profit increased 76.8% to $6.4 million for the three months ended September 30, 2012 from $3.6 million for the three months ended September 30, 2011. Gross profit margin increased by approximately 10.9 percentage points to 26.3% for the three months ended September 30, 2012 from 15.4% for the three months ended September 30, 2011 due to higher margins in the equipment rentals and parts and service segments.

Adjusted EBITDA before non-cash compensation and non-recurring expenses increased by 76.5% to $5.2 million for the three months ended September 30, 2012 compared to $3.0 million for the three months ended September 30, 2011. Adjusted EBITDA before non-cash compensation and non-recurring expenses for the three months ended September 30, 2012 increased by 20.4% as compared to $4.3 million for the three months ended June 30, 2012.

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Outlook for the Remainder of 2012

Mr. Schad continued, “Demand for our equipment continues to improve, particularly for infrastructure and maintenance related energy projects. The expected duration of new crawler crane orders year to date through October has increased 10.8% compared to the prior year’s orders. The increased average crawler crane lease duration is providing greater visibility, and if this trend continues, is likely to have a positive impact on utilization for the remainder of 2012 and 2013. Utilization trends for our entire fleet have remained strong thus far in the fourth quarter and we have been selectively increasing rental rates on certain asset classes. Assuming no change to the economic environment, we anticipate that these rate increases will gradually become more apparent over the next several quarters. As a result of higher utilization and rental rates, adjusted EBITDA as a percent of revenue was 20.0% in the third quarter of 2012 compared to 9.8% in the comparable period in 2011, which demonstrates the operating leverage in our business. We are highly confident that improvements in utilization and rental rates combined with cost reductions already implemented are likely to result in an improvement in fourth quarter 2012 earnings as compared to the same period in 2011 and strong earnings momentum leading into the first half of 2013.

“We continue to identify opportunities to sell rental fleet assets and use the proceeds to reduce outstanding debt. The rental assets being actively marketed for sale are non-core assets such as aerial work platforms and forklifts, where we lack a competitive advantage and do not leverage our crane expertise, and crawler cranes that were underutilized during historic peak demand periods. During the first nine months of 2012, we have sold $15.8 million of non-core and excess rental fleet assets at approximately 109.2% of OLV.”

Mr. Schad concluded, “Liquidity was $48.5 million as of September 30, 2012, despite the impact of a third party appraisal that reduced the orderly liquidation value of our collateral by approximately 1% or $3.7 million during the third quarter. Due to our improved operating results and the sale of non-core and excess rental fleet assets, we have reduced our total indebtedness by $10.2 million since the end of 2011 and we intend to continue to focus our excess cash flow on debt reduction for the remainder of the year.”

Conference Call

Essex’s management team will conduct a conference call to discuss the operating results at 9:00 a.m. ET on Friday, November 9, 2012. Interested parties may participate in the call by dialing (877) 407-8291 (Domestic) and (201) 689-8345 (International). Please call in 10 minutes before the call is scheduled to begin, and ask for the Essex Rental Corp. call.

The conference call will be webcast live via the Investor Relations section ("Events and Presentations") of the Essex Rental Corp. website at www.essexrentalcorp.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About Essex Rental Corp.

Essex, through its subsidiaries, Essex Crane Rental Corp. and Coast Crane Company, is one of North America's largest providers of rental and distribution for mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services for equipment provided and other equipment used by its construction industry customers. With a large fleet, consisting primarily of cranes, as well as other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

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Some of the statements in this press release and other written and oral statements made from time to time by Essex and its representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent and belief or current expectations of Essex and its management team and may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek", the negative of these terms or other comparable terminology. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from Essex's expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, the possibility of a change in demand for the products and services that Essex provides, intense competition which may require us to lower prices or offer more favorable terms of sale, our reliance on third party suppliers, our indebtedness which could limit our operational and financial flexibility, global economic factors including interest rates, general economic conditions, geopolitical events and regulatory changes, our dependence on our management team and key personnel, as well as other relevant risks detailed in our Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission and available on our website, www.essexcrane.com. The factors listed here are not exhaustive. Many of these uncertainties and risks are difficult to predict and beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Essex assumes no obligation to update or supplement forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results or financial conditions, or otherwise.

This press release includes references to adjusted EBITDA, an unaudited financial measure of performance which is not calculated in accordance with generally accepted accounting principles, or GAAP. While management believes that the presentation of adjusted EBITDA serves to enhance understanding of Essex's operating performance, adjusted EBITDA should be considered in addition to, but not as substitutes for, or more meaningful than, net loss, the most directly comparable GAAP measures, as an indicator of Essex's operating performance. Adjusted EBITDA has been presented as a supplemental disclosure because adjusted EBITDA is a widely used measure of performance and basis for valuation. A reconciliation of adjusted EBITDA to net loss is included in the financial tables accompanying this release.

CONTACT:

Essex Rental Corp.

Martin Kroll

Chief Financial Officer

(847) 215-6502 / mkroll@essexcrane.com

OR

Kory Glen

Director of Finance

(847) 215-6522 / kglen@essexcrane.com

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Essex Rental Corp. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

REVENUES
Equipment rentals	$12,594,578	$10,706,249	$34,012,046	$31,259,097
Retail equipment sales	1,231,984	4,774,162	3,425,936	12,063,817
Used rental equipment sales	3,117,062	1,050,861	15,787,256	3,241,636
Retail parts sales	2,371,090	2,279,564	6,792,723	7,742,753
Transportation	1,601,592	1,257,477	5,076,221	4,018,380
Equipment repairs and maintenance	3,223,929	3,215,460	9,975,077	8,789,765

TOTAL REVENUES	24,140,235	23,283,773	75,069,259	67,115,448

COST OF REVENUES
Salaries, payroll taxes and benefits	2,651,730	2,652,646	8,357,781	7,486,173
Depreciation	5,102,680	5,297,958	15,488,491	15,676,170
Retail equipment sales	1,087,227	3,961,818	2,914,330	10,086,211
Used rental equipment sales	2,481,144	806,320	13,317,224	2,697,658
Retail parts sales	1,766,785	1,299,113	5,253,436	5,666,453
Transportation	1,526,528	1,202,745	4,561,182	3,856,314
Equipment repairs and maintenance	2,426,689	3,676,144	7,792,362	9,940,764
Yard operating expenses	737,556	789,765	2,293,875	1,899,620

TOTAL COST OF REVENUES	17,780,339	19,686,509	59,978,681	57,309,363

GROSS PROFIT	6,359,896	3,597,264	15,090,578	9,806,085

Selling, general and administrative expenses	6,625,267	6,614,747	20,158,088	21,153,942
Other depreciation and amortization	321,893	343,538	958,348	985,468

LOSS FROM OPERATIONS	(587,264)	(3,361,021)	(6,025,858)	(12,333,325)

OTHER INCOME (EXPENSES)
Other income	30,435	39,685	32,861	314,408
Interest expense	(2,875,405)	(2,818,680)	(8,658,387)	(8,539,910)
Foreign currency exchange gains (losses)	140,685	(9,628)	85,605	(9,558)
TOTAL OTHER INCOME (EXPENSES)	(2,704,285)	(2,788,623)	(8,539,921)	(8,235,060)

LOSS BEFORE INCOME TAXES	(3,291,549)	(6,149,644)	(14,565,779)	(20,568,385)

BENEFIT FOR INCOME TAXES	(1,231,923)	(2,496,110)	(4,917,814)	(7,726,567)

NET LOSS	$(2,059,626)	$(3,653,534)	$(9,647,965)	$(12,841,818)

Weighted average shares outstanding:
Basic	24,555,818	24,428,092	24,541,462	23,620,583
Diluted	24,555,818	24,428,092	24,541,462	23,620,583

Loss per share:
Basic	$(0.08)	$(0.15)	$(0.39)	$(0.54)
Diluted	$(0.08)	$(0.15)	$(0.39)	$(0.54)

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Essex Rental Corp. & Subsidiaries
Segment Revenues and Gross Profit
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Segment revenues
Equipment rentals	$18,590,513	$14,414,065	$58,319,269	$42,268,468
Equipment distribution	1,231,984	4,774,162	3,425,936	12,063,817
Parts and service	4,317,738	4,095,546	13,324,054	12,783,163

Total revenues	$24,140,235	$23,283,773	$75,069,259	$67,115,448

Segment gross profit
Equipment rentals	$5,103,400	$2,217,565	$11,107,935	$5,758,801
Equipment distribution	(4,531)	636,249	60,336	1,423,832
Parts and service	1,261,027	743,450	3,922,307	2,623,452

Total gross profit	$6,359,896	$3,597,264	$15,090,578	$9,806,085

Essex Rental Corp & Subsidiaries
Reconciliation of Loss from Operations
to Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net loss	$(2,059,626)	$(3,653,534)	$(9,647,965)	$(12,841,818)

Benefit for income taxes	(1,231,923)	(2,496,110)	(4,917,814)	(7,726,567)
Foreign currency exchange (gains) losses	(140,685)	9,628	(85,605)	9,558
Interest expense	2,875,405	2,818,680	8,658,387	8,539,910
Other income	(30,435)	(39,685)	(32,861)	(314,408)

Loss from Operations	(587,264)	(3,361,021)	(6,025,858)	(12,333,325)

Add: Depreciation	5,102,680	5,297,958	15,488,491	15,676,170
Add: Other depreciation and amortization	321,893	343,538	958,348	985,468

Adjusted EBITDA (1)	$4,837,309	$2,280,475	$10,420,981	$4,328,313

(1) Includes non-cash stock compensation and non-recurring expenses of $0.4 million and $0.7 million for the three months ended September 30, 2012 and 2011, respectively and $1.8 million and $2.5 million for the nine months ended September 30, 2012 and 2011, respectively.

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Essex Rental Corp. and Subsidiaries
Consolidated Balance Sheets

	September 30,	December 31,
	2012	2011

	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,842,578	$9,030,383
Accounts receivable, net of allowances	15,938,378	14,311,343
Other receivables	2,359,268	2,712,353
Deferred tax assets	2,034,922	3,478,114
Inventory
Retail equipment inventory	702,785	2,212,530
Retail spare parts, net	1,174,194	1,506,680
Prepaid expenses and other assets	1,296,931	1,944,068
TOTAL CURRENT ASSETS	31,349,056	35,195,471

Rental equipment, net	310,625,685	328,955,023
Property and equipment, net	6,759,066	7,876,432
Spare parts inventory, net	3,214,430	3,380,090
Identifiable finite lived intangibles, net	1,487,143	1,893,920
Goodwill	1,796,126	1,796,126
Loan acquisition costs, net	1,346,574	1,803,167

TOTAL ASSETS	$356,578,080	$380,900,229

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$4,421,747	$4,893,500
Accrued employee compensation and benefits	1,921,325	1,750,956
Accrued taxes	3,440,162	3,592,912
Accrued interest	1,235,132	833,642
Accrued other expenses	1,405,476	830,295
Unearned rental revenue	1,537,772	1,106,781
Customer deposits	442,180	142,581
Short-term debt obligations	673,403	673,403
Interest rate swaps	415,852	2,470,779
Current portion of capital lease obligation	4,997	7,199
TOTAL CURRENT LIABILITIES	15,498,046	16,302,048

LONG-TERM LIABILITIES
Revolving credit facilities	212,321,152	222,088,941
Promissory notes	5,106,838	5,034,741
Other long-term debt obligations	1,346,806	1,851,859
Deferred tax liabilities	45,684,525	51,650,482
Capital lease obligation	-	3,150
TOTAL LONG-TERM LIABILITIES	264,459,321	280,629,173

TOTAL LIABILITIES	279,957,367	296,931,221

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value, Authorized 1,000,000 shares, none issued	-	-
Common stock, $.0001 par value, Authorized 40,000,000 shares;
issued and outstanding 24,555,818 shares at September 30, 2012
and 24,428,092 shares at December 31, 2011	2,456	2,443
Paid in capital	124,077,752	122,815,398
Accumulated deficit	(47,225,948)	(37,577,983)
Accumulated other comprehensive loss, net of tax	(233,547)	(1,270,850)
TOTAL STOCKHOLDERS' EQUITY	76,620,713	83,969,008

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$356,578,080	$380,900,229

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